Exhibit 4.05

Rules of the Rio Tinto plc

Performance Share Plan 2013

Shareholders Approval: 18 April 2013

Directors’ Adoption: 12 February 2013

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Table of Contents

1.	Definitions and Interpretation	1

2.	Administration of the Plan	2

3.	Eligibility	3

4.	Granting Awards	3

5.	Performance Conditions	3

6.	Individual Limits	3

7.	Vesting of Awards – general rules	3

8.	Termination of Employment	5

9.	Takeover or reconstruction	6

10.	Variation of Awards	6

11.	Plan Limits	7

12.	Variation of Plan Rules	7

13.	Miscellaneous	8

14.	Terms of employment	9

15.	Governing Law	10

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Rules of the Rio Tinto plc

Performance Share Plan 2013

Rio Tinto plc

Performance Share Plan 2013

1.	Definitions and interpretation

1.1	In this Plan unless the context otherwise requires:

Associated Body Corporate means:

(i)	a body corporate that is a related body corporate of the Company;

(ii)	a body corporate that has voting power in the Company of not less than 20 per cent; or

(iii)	a body corporate in which the Company has voting power of not less than 20 per cent;

Award means a conditional right to acquire Shares under the Plan.

Award Certificate means a certificate setting out the full terms of the Performance Condition given under Rule 5.

Business Day means a day on which the London Stock Exchange is open for the transaction of business.

Change of Control means:

(i)	when, under Section 899 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(ii)	a person (or a group of persons acting in concert) obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company whether or not as a result of making a general offer to acquire Shares.

Company means Rio Tinto plc.

Corporate Event means, in relation to the Company:

(i)	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of Shares; or

(ii)	any reverse takeover (not falling within the definition of Change of Control), merger by way of a dual listed company or other significant corporate event, as determined by the Directors.

Directors means the board of directors of the Company or a duly authorised person or group of persons and includes the Remuneration Committee of the board of directors of the Company as constituted from time to time.

Expiry Date means 18 April 2023, the tenth anniversary of shareholder approval of the Plan.

Group Company means:

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Performance Share Plan 2013

(a)	the Company;

(b)	any Subsidiary; or

(c)	any other company which is an Associated Body Corporate with the Company and is so designated by the Directors.

Listing Rules means the rules relating to admission of the Daily Official List of the London Stock Exchange.

Participant means a person to whom an Award has been granted and, for the avoidance of doubt, may include an individual who has been granted an Award but is no longer an employee or executive director of a Group Company.

Performance Condition means a condition set by the Directors under Rule 5.

Performance Period means the period over which a Performance Condition is to be satisfied.

Plan means the Rio Tinto plc Performance Share Plan 2013 as herein set out but subject to any alterations or additions made under Rule 12 below.

Review Period means, in relation to a particular Award, a period of 2 years following the vesting of that Award.

Rio Tinto Group means each Group Company and Rio Tinto Limited and its subsidiaries.

Shares means fully paid ordinary shares in the capital of the Company or any American Depositary Shares (“ADSs”) or American Depositary Receipts (“ADRs”) representing such ordinary shares.

Subsidiary means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006.

Value means, in relation to Shares, the average of the market price of Shares (as derived from the Daily Official List of the London Stock Exchange) for each Friday in the year immediately preceding the commencement of the relevant Performance Period, or in such other way as the Directors may determine.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2.	Administration of the Plan

2.1	The Directors are responsible for the administration of the Plan. Subject to the express provisions of the Plan, the Directors may prescribe, amend and rescind the rules and regulations relating to it and make all determinations necessary for its administration. The determination of the Directors on all matters assigned to it under the Plan shall be conclusive.

2.2	Notwithstanding any other provision of the Plan, the operation of the Plan shall remain at the entire discretion of the Directors and shall not confer any rights whatsoever on Participants.

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Performance Share Plan 2013

3.	Eligibility

Any executive director, employee or class of employees of any Group Company who is approved by the Directors may be granted an Award.

4.	Granting Awards

4.1	Awards may not be granted at any time after the Expiry Date. Awards may only be granted within 42 days starting on any of the following:

(i)	the date of shareholder approval;

(ii)	the day after the announcement of the Company’s results for any period;

(iii)	the date of the Company’s annual general meeting or any special general meeting;

(iv)	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;

(v)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

(vi)	the lifting of dealing restrictions which prevented the granting of Awards during any period specified above.

4.2	The Directors may from time to time select any executive director or employee or class of employees for participation in the Plan and grant an Award to him.

5.	Performance Conditions

The Directors shall make each Award subject to a Performance Condition, the achievement (or non-achievement) of which will determine the number of Shares in respect of which the Award will vest. The Company shall issue an Award Certificate to the Participant which will set out the full terms of the Performance Condition.

6.	Individual limits

The Value of the number of Shares subject to an Award shall not exceed 438% of a Participant’s base salary at 1 March (or such other date as the Directors may agree) of the first year of the relevant Performance Period.

7.	Vesting of Awards – general rules

7.1

After the end of a Performance Period, the number of Shares in respect of which an Award will vest shall be calculated in accordance with the Performance Condition, and unless the Directors determine otherwise under Rule 7.2, and subject to Rule 8, the Participant shall receive the appropriate number of Shares (or at the discretion of the Directors an equivalent amount in cash) after first deducting any sums required to be withheld on account of such delivery in respect of the Participant’s tax or social security obligations, or

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Performance Share Plan 2013

after making any other arrangements which may appear suitable to discharge those obligations.

7.2	The Directors may determine in their absolute discretion that the personal performance of a Participant, of their product group or of the Rio Tinto Group does not justify vesting to the extent determined above and may reduce the level of vesting or determine that an Award does not vest.

7.3	Where any of the circumstances in rule 7.4 occurs, the Directors may determine in their absolute discretion that the vesting of a Participant’s Award to the extent determined in rule 7.1 above is not justified and may reduce the level of vesting or determine that an Award does not vest.

7.4	The circumstances referred to in rule 7.3 are as follows:

(a)	any gross misconduct (including fraud) by the Participant that has had or may have a material impact on the value or reputation of any Group Company;

(b)	an error (including a misstatement or omission) is found in any published financial statements of the Rio Tinto Group or any business division of the Rio Tinto Group requiring a material downward restatement or which otherwise is material to the Rio Tinto Group or the business division;

(c)	an exceptional event occurs which has a material impact on the value of any Group Company; or

(d)	any other reason, if the Directors so decide in any particular case.

7.5	Where any of the circumstances in rule 7.6 occurs during the Review Period for any Award, the Directors may determine in their absolute discretion that any one or more of the following apply:

(a)	that:

(i)	any Shares previously received by the Participant under this Plan, or such number as are specified by the Directors (net of any tax which is not refundable, if the Directors so decide) be transferred for nil consideration as directed by the Directors, or

(ii)	failing or instead of the transfer of such Shares, an amount in cash equal to the value of the Shares at a date determined by the Directors (net of any tax which is not refundable, paid by the Participant, if the Directors so decide) or such lower amount as the Directors may specify, be paid to the Company;

(b)	the Participant must pay a cash amount equal to the dividends or other rights or benefits (in each case, calculated as set out in the notice but excluding any imputed or associated tax credits or rebates, such as any Australian franking credits, in relation to those dividends, rights or benefits) paid on or attributed to the Share since vesting; and/or

(c)

the Company, the Participant’s employing company or any other Group Company may withhold from or offset against any distribution, bonus, payment (including salary) or grant or vesting of any other award to which a Participant may be entitled

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in connection with his employment with any Group Company, such an amount as the Directors consider appropriate.

7.6	The circumstances referred to in rule 7.5 are as follows:

(i)	any deliberate misconduct (including fraud) by the Participant that has had or may have a material impact on the value or reputation of any Group Company; or

(ii)	any other reason, if the Directors so decide in any particular case.

7.7	Where the Directors make a determination under Rule 7.4, the Directors must notify the Participant and the Participant must, within 20 Business Days (or such other period as the Directors determine) of the date of that notice, comply with the requirements of the notice.

7.8	Any Participant who is entitled to receive a number of Shares under the Plan (for the avoidance of doubt, as modified under Rule 7.2 if applicable), shall also be entitled to receive a number of additional Shares whose market value (as determined by the Directors) reflects (or at the discretion of the Directors an amount in cash that reflects) the aggregate cash amount of dividends (excluding any imputed or associated tax credits or rebates, such as any Australian franking credits, in relation to those dividends) that would have been paid to a holder of the relevant number of Shares in respect of the financial years comprised in the Performance Period, but excluding any dividends actually paid in respect of those Shares after their issue or transfer to the Participant and after first deducting any sums required to be withheld on account of such payment in respect of the Participant’s tax or social security obligations.

8.	Termination of employment

8.1	Subject to Rules 8.2, 8.3 and 8.4, if a Participant ceases to be employed by a Group Company during a Performance Period his Award will not lapse but will vest in accordance with the provisions of Rule 7, provided that if his employment terminates during the first 36 months from the date of grant of the Award, the number of Shares in respect of which it can vest will be reduced pro rata over that 36 months.

8.2	If a Participant ceases to be employed by a Group Company during a Performance Period by reason of:

(i)	resignation;

(ii)	dismissal arising from misconduct (including if a Participant ceases employment following notice from their employer Group Company of proposed termination as a result of misconduct); or

(iii)	any other reason, if the Directors so decide in any particular case,

his Award will lapse, unless the Directors shall in their absolute discretion decide otherwise.

8.3	If a Participant dies before the end of a Performance Period, his Award will vest immediately provided that if a Participant dies during the first 36 months from the date of grant of the Award, the number of Shares will be reduced pro rata over that 36 months.

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Performance Share Plan 2013

8.4	For the purposes of these rules, a transfer of employment to, or immediate re-employment by, Rio Tinto Limited or any of its subsidiaries will not, whether or not that entity is a Group Company constitute the Participant ceasing to be employed by a Group Company and these rules will continue to apply to that Participant as if Rio Tinto Limited and its subsidiaries were each a Group Company, unless the Directors decide otherwise.

8.5	If the Participant ceases to be employed by a Group Company for any reason following the end of a Performance Period his Award will not lapse, unless he joins an employer which is a competitor of the Rio Tinto Group.

9.	Takeover or reconstruction

9.1	In the event that a Change of Control of the Company occurs, whether or not as a result of making a general offer to acquire shares in the Company, or if the Company is wound up, all outstanding Performance Periods will be deemed to end on the date on which control is obtained, or the winding up becomes effective, and (subject to Rule 9.2 and 9.3) Awards will vest by reference to the extent to which the relevant Performance Condition has been satisfied at that date.

9.2	If a Performance Period is deemed to end during the first 36 months from the date of grant, the number of Shares in respect of which any Award will be reduced pro rata over that 36 months.

9.3	The Directors may determine that Rule 9.1 will not apply, but that instead all Awards will be automatically replaced by equivalent new awards over shares in any company which acquires control of the Company (provided that the Committee have first obtained the agreement of that acquiring company).

10.	Variation of Awards

10.1	Subject to all applicable laws and listing rules, the Directors may make such adjustments as they consider appropriate, if any, to:

(a)	the number of Shares subject to an Award;

(b)	the terms of a Performance Condition; and/or

(c)	any cash payment to be made under these rules,

in the event of any of the circumstances set out in Rule 10.2.

10.2 The circumstances are:

(a)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or a demerger (in whatever form);

(b)	a Corporate Event;

(c)	a takeover, demerger or other reconstruction (excluding liquidation or receivership) of any other company with which the Company’s performance is compared;

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(d)	any other circumstances whatsoever which causes the Directors to consider that a changed Performance Condition would be a fairer measure of performance, and would be no less difficult to satisfy, or that the Performance Condition should be waived.

10.3	After any adjustment under Rule 10.1, notice shall be given to any Participant affected thereby.

11.	Plan limits

11.1	The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

11.2	The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company.

11.3	“Allocate” means, in relation to any share option scheme, placing unissued Shares or treasury Shares under option and, in relation to other types of employee share plans, the issue and allotment of shares or the transfer of Shares out of treasury.

11.4	Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned will be ignored when calculating the limits under this rule.

12.	Variation of Plan rules

12.1	Subject to rules 12.2 and 12.3, the Directors may at any time change any of the provisions of the Plan in any way.

12.2	Except as described in rule 12.3, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants which relate to the following:

(i)	Eligibility;

(ii)	the limits on the number of Shares which may be awarded under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 12.

12.3	The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan; or

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(ii)	to comply with or take account of the provisions of any proposed or existing legislation; or

(iii)	to take account of any changes to the legislation; or

(iv)	to obtain or maintain appropriate tax, exchange control or regulatory treatment of the Company, any Group Company or any present or future Participant.

13.	Miscellaneous

13.1	By participating in the Plan, the Participant consents to the holding, processing, use and disclosure of personal information relating to him by any Group Company or third party service provider for all purposes relating to operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining records;

(b)	providing information to any company in the Group, registrars, brokers, banks, professional advisers. Mail houses or third party administrators of the Plan; and

(c)	providing information to future purchasers of any company in the Group or the business in which the Participant works,

in each case whether or not the personal information is transferred from one country to another country (including if the information about the Participant is transferred to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country).

13.2	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Directors shall be final and binding upon all persons.

13.3	The Plan will terminate on the Expiry Date, but the Directors may resolve to terminate the Plan at any time. If this happens no further Awards will be made under the Plan but the provisions of the Plan will continue in full force and effect in relation to Awards already made.

13.4	The Company may satisfy Awards by the issue of Shares or by procuring the transfer of Shares or in any other way. All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

13.5	No Shares will be allocated under the Plan if that would cause Rule 6.1.19 (Shares in public hands) of the Listing Rules to be breached.

13.6	If and so long as the Shares are listed on the Official List of the Australian Securities Exchange, the Company will apply for listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

13.7	Any notice or other document which has to be given in connection with the Plan may be delivered to an Employee or sent by post to him at his home address using the records of

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that Employees employing company, or such other address as the Company consider appropriate or, subject to the Corporations Act, sent by e-mail (or other electronic means including posting on any website or intranet site) to any address which according to the records of his employing company is used by him (or such other e-mail or electronic address as he may from time to time specify).

Any notice or other document which has to be given to the Company in connection with the Plan may be delivered or sent by post to them at their registered offices (or such other place as the Directors may from time to time notify the Employees) or, if the Directors allow and subject to such conditions as they may specify, sent by e-mail or other electronic means to the e-mail or electronic address for the time being notified by the Company.

Notices sent by post will be deemed to have been given on the seventh day following the date of posting. Notices sent by e-mail (or other electronic means), in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

14.	Terms of employment

14.1	For the purposes of this Rule, “Employee” means any Participant or any other employee of a Group Company.

14.2	This Rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

14.3	Nothing in the Plan or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

14.4	No Employee has a right to participate in the Plan. Participation in the Plan or receiving Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or receiving Awards on the same basis, or at all, in any future year.

14.5	The benefit to an Employee of participating in the Plan shall not form any contractual right and shall not be pensionable, form part of an Employee’s basic salary or be benefit bearing.

14.6	The rules of the Plan do not entitle an Employee to the exercise of any discretion in his favour.

14.7	The Employee will have no claim or right of action in respect of any decision, omission or discretion, not relating to his Awards, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

14.8	The Employee will have no claim or right of action in respect of any decision, omission or discretion relating to his Awards which may operate to the disadvantage of the Employee.

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14.9	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(b)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(c)	the operation, suspension, termination or amendment of the Plan.

14.10	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan, including this Rule 14. By participating in the Plan, an Employee waives all rights under the Plan, other than the rights under an Award subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

14.11	Nothing in the Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under any legislation to enforce any term of the Plan. This does not affect any other right or remedy of a third party which may exist.

15.	Governing law

English law governs the Plan and all Awards and their construction. The courts of England and Wales have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan.

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